Exhibit 10.2

Consulting Agreement

This agreement is made and will become effective as of January 1st, 2012 by and between the RC-1, Inc., a Nevada corporation (the "Company") and General Pacific Partners, LLC (the "Consultant") to assist the Company in general business management services.

The Company agrees to retain the Consultant for a period of three (3) years ("Consulting Term") and then a month to month, to be available and assist the Company as the Company may reasonably request, and the Consultant agrees to provide assistance.

Company agrees to provide Consultant access to all business materials to ascertain best practices in the motor racing marketing industry. The Company also agrees to reimburse preapproved business expenses in accordance with the Company's policies and procedures.

Either party may terminate this Agreement at any time on 60 days notice. If the Company terminates this Agreement for other than "Cause", the Consultant shall continue to receive the consulting fee. Each party shall be given 10 days to cure any breach.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

RC-1, Inc.

By: /s/ Kevin P. O’Donnell

Kevin P. O’Donnell, CEO

By: /s/ Kevin P. O’Donnell

Kevin P. O’Donnell, Managing Member